UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 31, 2014

LEUCADIA NATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

New York	1-5721	13-2615557
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

520 Madison Avenue, New York, New York	10022
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  212-460-1900

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01       Regulation FD Disclosure.

On January 31, 2014, National Beef Packing Company, LLC (“National Beef”), a subsidiary of Leucadia National Corporation, announced its plan to close the beef processing facility owned by National Beef’s subsidiary, National Beef California, L.P., located in Brawley, California.  A copy of the press release is attached hereto as Exhibit 99.1.  For the nine month period ended September 30, 2013, approximately 14.4% of the cattle processed by National Beef were processed at the Brawley facility.

As of September 30, 2013, the net book value of Brawley’s long-lived assets was approximately $93 million.  As a result of the decision to close the facility, the Company will record an impairment charge for the year ended December 31, 2013, which is expected to be a substantial portion of the book value of Brawley’s long-lived assets.

The Brawley facility has performed below expectations since Leucadia’s acquisition of National Beef in December 2011, and despite all efforts to improve operating results, is now expected to generate operating losses for the foreseeable future.  Closing the facility should enhance operating results at National Beef, increasing Leucadia’s return on its investment.

Item 9.01.      Financial Statements and Exhibits

The following exhibit is furnished with this report:

Number                      Exhibit

99.1                      Press Release issued by National Beef Packing Company, LLC on January 31, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEUCADIA NATIONAL CORPORATION

Date: January 31, 2014	By:	/s/ Joseph A. Orlando
Joseph A. Orlando
Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.                                Exhibit

99.1	Press Release issued by National Beef Packing Company, LLC on January 31, 2014

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